Ex. 10.12(e)
                        CONSENT AND AMENDMENT AGREEMENT

         AGREEMENT pursuant to the provisions of the Letter of Intent dated February 10, 1995 and signed between LES LABORATOIRES SERVIER, ORSEM, AMERICAN HOME PRODUCTS CORPORATION, AMERICAN CYANAMID COMPANY and INTERNEURON PHARMACEUTICALS, INC. I. Effective as of November 21, 1994, Interneuron Pharmaceuticals, Inc. and American Cyanamid Company amend the Patent and Know-How Sublicense and Supply Agreement dated November 19, 1992 (the "Sublicense Agreement") as follows:
         1.       Paragraph 1.1 is amended to read in its entirety:

                  "AFFILIATES" shall mean any corporation or business entity other than a joint venture controlled by, controlling or under common control with CYANAMID or INTERNEURON, as the case may be. (For this purpose, "control" shall mean direct or indirect beneficial ownership of more than forty percent (40%) of the voting stock of, or a forty percent (40%) or greater interest in the income of such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.) Notwithstanding ownership of more than forty percent (40%) of the voting stock of a business entity, if such business entity is not actually controlled by or under common control with a party because of a governance or similar agreement, then such business entity will not be considered an AFFILIATE for purposes of this AGREEMENT.

         2.       The following is added as Paragraph 2.4:

                  2.4      MARKET

                           CYANAMID and INTERNEURON acknowledge that the
                  SPECIALITY is intended to be marketed in the TERRITORY solely as a prescription product.

         3.       The following is added as Paragraph 5.6:

                  5.6      COORDINATION COMMITTEE

                           5.6.1 The parties and SERVIER shall establish a
                  Coordination Committee which shall consist of up to six members, with an equal number of appropriate representatives from CYANAMID, INTERNEURON and SERVIER, with the understanding that such number may be changed by the parties and SERVIER.


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                  5.6.2    The Coordination Committee shall:

                           (i) address and coordinate key matters relating to:
                           (A) the regulatory process and approvals for the PRODUCT, including development and clinical studies related thereto, retention of consultants, and entry into other agreements related to the PRODUCT; and (B) the expeditious receipt and coordination of information regarding the promotion, pre- marketing and marketing of the approved SPECIALITY;

                           (ii) be comprised of representatives of each party and SERVIER who are appropriate designees to address the issues outlined in (i) above; and

                           (iii) meet at least once each year at SERVIER's location and at least once each year at a mutually agreed location in the United States.

         4.       Paragraph 9.4.4 is amended to read in its entirety:

                  CYANAMID shall not during the TERM OF THIS AGREEMENT develop any product in the TERRITORY in which COMPOUND is combined with any other active ingredient for the treatment of obesity without the prior written consent of INTERNEURON, which consent will not be unreasonably withheld. The prior consent of SERVIER thereto shall be a precondition in any case to INTERNEURON's consent. The provisions of the immediately preceding two sentences shall not apply to products whose development was started before February 10, 1995 by AMERICAN HOME PRODUCTS CORPORATION or its AFFILIATES (other than CYANAMID). CYANAMID also shall not during the TERM OF THIS AGREEMENT market any substance, rights to which were acquired from any person not an AFFILIATE, whose indication for use as a human drug is directly competitive with SPECIALITY. If CYANAMID or an AFFILIATE develops during the TERM of THIS AGREEMENT any drug the primary mode of action of which is identical to PRODUCT, and which competes directly with SPECIALTY, then, prior to marketing such a drug in the TERRITORY, SERVIER and CYANAMID shall meet to determine the averse financial impact, if any, upon the sales of the SPECIALTY in the TERRITORY, and, if such an impact is found, CYANAMID and SERVIER shall agree to an appropriate compensation to SERVIER from CYANAMID. In the event a business entity of which 40% or more of voting stock is owned or controlled by CYANAMID or its AFFILIATES intends to market in the TERRITORY any drug the primary mode of action of which is identical to PRODUCT and which competes directly with SPECIALTY, then prior to marketing such a drug in the TERRITORY, SERVIER and CYANAMID shall meet to determine the adverse financial impact, if any, upon the sales of the SPECIALTY in the TERRITORY,

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                  and if such impact is found, CYANAMID and SERVIER shall agree to an appropriate compensation to SERVIER from CYANAMID. CYANAMID shall sell SPECIALTY exclusively within the TERRITORY during the TERM OF THIS AGREEMENT. SERVIER shall not market in the TERRITORY any pharmaceutical specialty containing PRODUCT which directly competes with SPECIALTY in the treatment obesity, including but not limited to obesity caused by abnormal carbohydrate craving, without the prior written consent of CYANAMID, which consent shall not be unreasonably withheld.

         5.       Paragraph 9.4.3 is amended to read in its entirety:

                  9.4.3 CYANAMID understands that, as set forth in Paragraphs
                  2.2.7 of the SERVIER PATENT AGREEMENT and of the ORSEM TRADEMARK AGREEMENT, this AGREEMENT may terminate in the event of the termination of said SERVIER AGREEMENTS, at SERVIER's Option. INTERNEURON agrees to exercise its best efforts to avoid any such termination. Provided CYANAMID is not then in default of this AGREEMENT, SERVIER agrees upon termination of the SERVIER AGREEMENTS to take over INTERNEURON's position in this AGREEMENT directly with CYANAMID on the same terms as those set forth in this AGREEMENT, except as SERVIER and CYANAMID may otherwise agree at the time, and SERVIER and CYANAMID agree to continue this AGREEMENT thereafter for the full term hereof with SERVIER substituted for INTERNEURON hereunder.

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II.      Effective as of November 21, 1994, ORSEM, INTERNEURON PHARMACEUTICALS,
INC. and AMERICAN CYANAMID COMPANY amend the Trademark License Agreement dated November 19, 1992 (the "Trademark Agreement") as follows:

         1.       Paragraph 1.a. is amended to read in its entirety:

                  "Affiliate" shall mean any corporation or business entity controlled by, controlling or under common control with ORSEM, CYANAMID or INTERNEURON, as the case may be. (For this purpose, "control" shall mean direct or indirect beneficial ownership of more than forty percent (40%) of the voting stock of, or a forty percent (40%) or greater interest in the income of such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.) Notwithstanding ownership of more than forty percent (40%) of the voting stock of a business entity, if such business entity is not actually controlled by or under common control with a party because of a governance or similar agreement, then such business entity will not be considered an Affiliate for purposes of this Agreement.

         2.       Paragraph 4.b. is amended to read in its entirety:



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                  b. Except with ORSEM's prior written approval, as defined in
                  Section 2.2.2 of the Trademark Agreement, CYANAMID shall not display or use any other trademark, service mark, trade name, logo type, label design or other source- identifying symbol or designation in connection with or in close proximity to the Trademark, other than CYANAMID's own C DEVICE AND WORK CYANAMID logo, the LEDERLY IN SCRIPT IN OVAL logo, the ADVANTUS PHARMACEUTICALS logo, and WYETH and WYETH-AYERST in any typeface or design and any and all logos associated therewith, and any modification or replacements for same.


III. Nothwithstanding the provisions of Paragraph 9.4.4 of the Sublicense Agreement, American Cyanamid Company, Interneuron Pharmaceuticals, Inc. and Les Laboratoires Servier agree that American Home Products Corporation shall be free to continue to market Pondimin and Mazindol subject to the following requirements: (1) for as long as Dexfenfluramine remains commercially viable, American Home Products Corporation will differentiate Dexfenfluramine for promotional and marketing purposes and will not promote or market Pondimin or Mazindol or any other product for the anti-obesity indication which competes directly with Dexfenfluramine in a manner in each case which negatively affects the existing or future market for Dexfenfluramine, and (2) the provisions of this Section III will not apply to any product which American Cyanamid has under development as of February 10, 1995, as to which Paragraph 9.4.4 of the Sublicense Agreement will apply.

IV. Effective as of November 21, 1994, American Home Products Corporation, acting through its Wyeth-Ayerst Laboratories division ("Wyerth-Ayerst"), is subject to and benefits from all terms and conditions of the Sublicense Agreement and the Trademark Agreement, as amended, except as expressly set forth in this Consent and Amendment Agreement. Wyeth- Ayerst shall perform, or cause to be performed, the obligations of American Cyanamid Company under the Sublicense Agreement and the Trademark Agreement, as amended.


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V.  Les Laboratoires Servier and Orsem hereby consent to the continuation of the
Sublicense Agreement and the Trademark Agreement, with the amendments set forth above. Les Laboratoires Servier hereby irrevocably waives any right, express or implied, that it may have to terminate the sublicense rights in the sublicense Agreement, or to receive or claim any compensation, on account of the acquisition of American Cyanamid Company by American Home Products Corporation, and the merger of a subsidiary of American Home Products Corporation into American Cyanamid Company.

         IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed by their duly authorized officers effective as of the date first written above.

Acknowledged and Agreed by:                Acknowledged and Agreed by:
INTERNEURON PHARMACEUTICALS, INC.          ORSEM
                                                             Proxy
Name:  /S/ GLENN L. COOPER                  Name:   /S/ M. DEROME-TREMBLAY
       --------------------------                  -------------------------
Title: PRESIDENT                            Title:  VICE PRESIDENT


Acknowledge and Agreed by:                 Acknowledge and Agreed by:
AMERICAN CYANAMID COMPANY                  LES LABORATOIRES SERVIER

Name:   /S/ ROBERT DOUGAN                  Name:   /S/ M. DEROME-TREMBLAY
       --------------------------                 --------------------------
Title:  PRESIDENT                          Title:  VICE PRESIDENT


Acknowledge and Agreed by:
AMERICAN HOME PRODUCTS CORPORATION

Name:   /S/ CHARLES T. ROSS
       --------------------------
Title:  ASSISTANT SECRETARY

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